EXHIBIT 10.19

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into as of this 23rd day of June, 2005 by and between Bank of Wilmington, a bank chartered under North Carolina law (the “Bank”), and Larry W. Flowers, currently serving as the Bank’s Executive Vice President and Chief Credit Officer (the “Consultant”).

WHEREAS, the Consultant has made and is expected to continue to make significant contributions to the profitability, growth, and financial strength of the Bank,

WHEREAS, the Consultant has extensive contacts within the Bank’s community and the Consultant has acquired significant business and organizational knowledge, judgment, skills, and experience in his years in the banking industry, including his years of service as Chief Credit Officer of the Bank,

WHEREAS, because the Consultant’s cessation of full-time service as an officer of the Bank is expected to occur when the Consultant attains age 65 in February 2007, the Bank desires to secure the benefit of the Consultant’s knowledge, judgment, experience, acumen and expertise for a two-year period thereafter in order to avoid disruption of the Bank’s business,

WHEREAS, because the Bank desires to have the benefit of the Consultant’s services beyond 2007, the Bank desires to induce the Consultant to continue to provide such services and to retain the Consultant as a consultant for the period from March 2007 through and including February 2009 in accordance with the terms and conditions of this Consulting Agreement,

WHEREAS, the Consultant desires to be retained by and to continue to provide services to the Bank in accordance with the terms and conditions of this Consulting Agreement,

NOW, THEREFORE, in consideration of these premises, the mutual promises and covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. CONSULTING SERVICES. The Consultant hereby agrees to provide such consulting and other relevant services and advice as the Bank shall reasonably request. The Consultant shall devote his best efforts to performance of his duties hereunder, and shall in a timely manner commit and make available sufficient time to provide the services reasonably requested by the Bank. In his capacity as a consultant, the Consultant shall be an independent contractor and shall not operate under the direction or supervision of any officer of the Bank, except as is necessary to outline the end product of consulting services to be provided by the Consultant under this Consulting Agreement.

2. TERM. The term of the Consultant’s service under this Consulting Agreement shall commence on March 1, 2007 and terminate on February 28, 2009, except as may be otherwise provided herein.

3. COMPENSATION. (a) Basic Annual Consulting Fee. As compensation for the Consultant’s services, the Bank shall pay or cause to be paid to the Consultant a fee of $42,800 annually, payable in equal monthly installments.

(b) The Consulting Fee is the Consultant’s Exclusive Compensation. Other than the basic consulting fee in paragraph (a) above and other compensation and benefits provided under Section 4 below, the Consultant shall not be entitled to receive any other fees, payments, or other compensation, whether in cash or otherwise, for service as a consultant during the term of this Consulting Agreement, or after termination of this Consulting Agreement if payments hereunder are being made to the Consultant. This paragraph (b) does not, however, affect the obligation of the Bank or a successor to make payments to the Consultant under any deferred compensation, salary continuation, or retirement plan or agreement between the Consultant and the Bank.

4. OTHER BENEFITS AND EXPENSES. The Consultant shall be entitled to participate in all benefit programs and plans in which consultants of the Bank are eligible to participate, and the Consultant shall be entitled to receive benefits thereunder.

5. OUTSIDE ACTIVITIES. Nothing in this Consulting Agreement shall prevent the Consultant from engaging in any other full-time or part-time employment, or any consulting or independent contractor arrangement or any other occupation, whether or not for remuneration, provided the Consultant’s other employment, consulting, independent contractor, or other activities are not in competition with the Bank or any of its subsidiaries, and provided the activities are not otherwise detrimental or adverse to the business, competitiveness, operations, or image of the Bank.

6. TERMINATION. (a) Termination as a Result of Death. This Consulting Agreement shall terminate before the end of its term if the Consultant dies before the end of the term.

(b) Disability. If the Consultant becomes disabled after the term of this Consulting Agreement commences but before the end of its term, he shall be entitled to continue receiving the basic consulting fee set forth in Section 3(a) for the remaining term of this Consulting Agreement. For this purpose, disability means that, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Consultant is unable to engage in any substantial gainful activity, or (b) the Consultant is receiving income replacement benefits for a period of at least three months under an accident and health plan of the Bank. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the Bank’s request, the Consultant must submit proof to the Bank of the Social Security Administration’s or provider’s determination.

(c) The Consultant’s Right to Terminate this Consulting Agreement. After the term of this Consulting Agreement commences but before the end of its term, this Consulting Agreement may be terminated by the Consultant –

(1) if the Bank or its successor is in material breach of its obligations under this Consulting Agreement, and such breach continues for a period of at least 30 days after written notice from the Consultant,

(2) if a Change in Control of the Bank occurs after the term of this Consulting Agreement commences. For purposes of this Consulting Agreement, a “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury –

(a) Change in Ownership of Bank of Wilmington: a change in ownership of the Bank occurs on the date any one person or group accumulates ownership of the Bank’s stock constituting more than 50% of the total fair market value or total voting power of the Bank’s stock,

(b) Change in Effective Control of Bank of Wilmington: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of the Bank possessing 35% or more of the total voting power of the Bank’s stock, or (2) a majority of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bank’s board of directors, or

(c) Change in Ownership of a Substantial Portion of Bank of Wilmington’s Assets: a change in the ownership of a substantial portion of the Bank’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from the Bank having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Bank immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of Sections 6(c)(2)(a) through (c), persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

Anything in this Consulting Agreement to the contrary notwithstanding, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Consulting Agreement, provided the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this Section 6(c) to the Bank shall mean the holding company instead, and after a holding company reorganization a sale of the holding company’s assets includes sale of the Bank alone.

(d) Termination Payment. If after the term of this Consulting Agreement has commenced this Consulting Agreement terminates under Section 6(a) because of the Consultant’s death, under Section 6(c) after a Change in Control, or under Section 6(c) because of the Consultant’s election to terminate this Consulting Agreement after a material breach by the Bank or its successor, the Consultant or his estate shall be entitled to receive from the Bank or its successor an amount equal to the remaining monthly payments of the basic consulting fee set forth in Section 3(a) through the end of the term of this Consulting Agreement. The payment required to be made to the Consultant under this paragraph (d) shall be paid in a lump sum in cash within five days after termination, without reduction for the time value of money or other discount. In addition, any stock options held by the Consultant at the time of termination under Section 6(a) or 6(c) or when the Consultant is determined under Section 6(b) to be disabled shall become fully vested and exercisable, and the Consultant or his estate shall have the right for one year after termination or determination of disability to exercise such stock options in whole or in part from time to time, notwithstanding any contrary limits on vesting or exercise that may be set forth in the applicable stock option plan or agreement.

(e) Termination for Cause. This Consulting Agreement shall terminate if the Consultant is terminated for cause before the term of this Consulting Agreement commences. After the term of this Consulting Agreement commences, the Bank may terminates the Consultant’s service for any of the following reasons –

(1) the Consultant’s gross negligence or gross neglect or intentional and material failure to perform requested services after written notice thereof, causing material harm to the Bank or affiliates, or

(2) disloyalty or dishonesty by the Consultant in the performance of his services, or

(3) intentional wrongful damage by the Consultant to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, causing material harm to the Bank or affiliates, or

(4) a willful violation by the Consultant of any applicable law or significant policy of the Bank or an affiliate causing material harm to the Bank or affiliates, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Consulting Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(5) the occurrence of any event that results in the Consultant being excluded from coverage, or having coverage limited for the Consultant as compared to other executives or employees of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, excluding loss or limitation of coverage associated with the change in the Consultant’s role from full-time officer to consultant, or

(6) the Consultant is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(7) conviction of the Consultant for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Consultant for seven consecutive days or more.

This Consulting Agreement shall also terminate if the Consultant serves as a director of a financial institution or financial institution holding company or if he accepts employment with or provides consulting services to another financial institution or financial institution holding company, whether on a full-time basis or part-time basis, and regardless of whether such service is for remuneration, unless the Consultant’s service is approved in writing by the Bank’s board of directors. Termination as a result of the Consultant serving as a director, officer or consultant with another financial institution or financial institution holding company shall be deemed to be termination for cause for all purposes of this Consulting Agreement.

If the Consultant is terminated for cause, he shall be entitled to receive solely the amounts due hereunder to the date of such termination.

7. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Consultant if addressed to the address of the Consultant on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405.

8. ACTION OF THE BANK. Every decision, determination, agreement, or other action required to be taken by the Bank, and every notice required to be given to the Bank, shall be taken by or given to the board of directors of the Bank, or such individual member or committee of members as the board of directors may designate in writing.

9. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Consulting Agreement by the other party shall not operate or be construed as a waiver of a subsequent breach.

10. SUCCESSORS AND ASSIGNS. The rights and obligations of the Bank under this Consulting Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, but the rights and obligations of the Consultant are personal and may not be assigned or delegated without the Bank’s written consent. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Consulting Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had occurred. Failure by the Bank to secure the assumption and agreement before effectiveness of any succession shall be a material breach of this Consulting Agreement, which if not cured within 30 days shall entitle the Consultant to terminate this Consulting Agreement under Section 6 and receive the termination payment provided therein. As used in this Consulting Agreement, the term “Bank” shall include any successor to the business or assets of the Bank.

11. ENTIRE AGREEMENT AND AMENDMENTS. This Consulting Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Consulting Agreement may be changed or amended solely by an agreement in writing that is executed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Consulting Agreement does not supersede, modify, or amend the terms of any deferred compensation, salary continuation, or retirement agreement between the Consultant and the Bank, and any such agreement shall remain in full force and effect.

12. APPLICABLE LAW. This Consulting Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina.

13. HEADINGS. The headings contained in this Consulting Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Consulting Agreement.

14. COUNTERPARTS. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

THE CONSULTANT	BANK OF WILMINGTON

/s/ LARRY W. FLOWERS	By:	/s/ JOHN CAMERON COBURN
Larry W. Flowers		John Cameron Coburn
	Its:	Chairman, President and Chief Executive Officer